Exhibit 10.05

English Summary of the Logistics Services Agreement

Reference is made to the logistics services agreement (the “Agreement”) dated January 1, 2016, by and between NS4.com Internet, S.A. de C.V. (“Netshoes”) and Onelogistic, S.A. de C.V. (“Onelogistic”), regarding the furnishing of logistics services, including storage, receipt, labeling, order fulfillment, shipment preparation and distribution.

1.	Object, Place of Performance, and Nature of Relationship:

(a)	Object: Furnishing of the following logistics services: storage, receipt, labeling, order fulfillment, packaging, shipment preparation and distribution, returns and reverse logistics services according to the guidelines set forth in the agreement.

(b)	Place of performance: Services are to be provided at the Warehouse (as defined below) or other locations designated by Netshoes.

(c)	Nature of relationship between Netshoes and Onelogistic: Onelogistic is an independent contractor and shall use its own resources and personnel to carry out its obligations under the Agreement.

(d)	Lease of Warehouse: Onelogistic represents that it currently leases from a third-party the warehouse located at Avenue Benito Juárez, in Colonia San Mateo Cuautepec, Tultitlán, in the State of Mexico, with an area of approximately 17,500 square meters, of which at least 3,250 square meters are guaranteed to be used for the furnishing of the logistics services (the “Warehouse”).

2.	Consideration:

(a)	Fees: The monthly fee for the furnishing of services is 718,049 Mexican pesos plus value added tax for up to 20,000 monthly orders, corresponding to a maximum volume of 46,000 items and an average of 2.3 items per order. If the number of orders or items exceeds 20,000 orders monthly or 46,000 items monthly, Netshoes shall provide instructions to Onelogistic on how to handle the excess orders, either by assigning extra staff or authorizing overtime for existing staff. Fees can be changed by mutual agreement of the parties based on the number of orders or items.

(b)	Fee review: The prices of the services and tariffs shall be reviewed every twelve months and shall be increased on the basis of inflation according to the national consumer price index published by the Bank of Mexico, except for courier services, electricity and fuel, in which case there will be a fee review only if the cumulative cost of such services exceeds ten percent and the increase is duly substantiated.

(c)	Additional services: The parties may agree on additional tariffs according to the development of special projects, specific additional work, or other items outside the scope of the Agreement. Payment for additional or special services must be authorized in advance by Netshoes’ Operations Manager.

3.	Racks and Improvements:

(a)	Right of use: Netshoes grants free of charge to Onelogistic the right to use the racks to store products belonging to Netshoes according to specific guidelines set forth in the Agreement.

(b)	Costs: Netshoes shall bear the cost of installation of the racks.

(c)	Return of goods: Onelogistic shall return to Netshoes all the products, equipment and infrastructure of the Warehouse upon termination of the agreement.

(d)	Maintenance: Netshoes undertakes to carry out the preventive maintenance necessary for the racks at a time it deems convenient upon notification of Onelogistic.

(e)	Improvements: Netshoes and Onelogistic shall decide by common accord the improvements and equipment to be installed in the Warehouse for the adequate furnishing of services under the Agreement.

4.	Software:

(a)	Licenses: Netshoes grants Onelogistic the use of the software installed on computers belonging to Netshoes for logistics management, control of orders and stock keeping purposes for the duration of the Agreement.

5.	Expiration, Termination and Breach:

(a)	Commencement: The Agreement was entered into by the parties on January 1, 2016.

(b)	Term: The Agreement is valid for a term of two years and therefore shall expire on January 1, 2018. It is renewable automatically for periods of one year thereafter.

(c)	Early termination: Netshoes may terminate the Agreement early, at any time, without penalties, by giving Onelogistic a 90-day notice to such effect.

(d)	Non-renewal: Once the Agreement has been renewed for an additional period of one year, Onelogistic may only elect not to further renew the agreement by giving Netshoes notice to such effect 90 days prior to the completion of the one-year period.

(e)	Breach and cure: Netshoes and Onelogistic give each other fifteen calendar days to cure any breach under the Agreement. In case of breach of any obligation under the Agreement, any of the parties may terminate the Agreement in writing after giving a 90-day notice to the other party to such effect, if the breach is not cured within 15 days upon notification thereof.

6.	Delivery, Transportation, and Dispatch of Products

(a)	Delivery of products: Netshoes undertakes to deliver to Onelogistic and unload at the Warehouse the products referred to in the Agreement.

(b)	Transportation: Netshoes is responsible for transporting the products from the place of origin to the Warehouse, where they shall be delivered to Onelogistic for receipt, storage and registration in inventory registration. Netshoes is also responsible for collecting products from the Warehouse according to the conditions set forth in the Agreement.

(c)	Dispatch of products: Onelogistic shall be responsible for preparing the products for dispatch and delivery according to the policies and requirements defined in the Agreement.

7.	Personnel

(a)	Responsibility: Onelogistic shall provide the staff and personnel necessary for the furnishing of services as agreed by the parties and defined under the Agreement.

(b)	Performance level: Netshoes may propose to Onelogistic that staff be replaced or hired if Onelogistic fails to meet the performance metrics established in the Agreement.

8.	Additional Obligations of the Parties

(a)	Netshoes further undertakes to:

(1)	provide Onelogistic with the information necessary for execution of its obligations pursuant to the operating standards established in the Agreement with sufficient advance notice;

(2)	define the handling of information and appropriate management of products pursuant to the purpose of the Agreement;

(3)	train the staff of Onelogistic or its contractors on the use of racks, software, equipment and systems necessary for the supply of logistics services;

(4)	observe the operating procedures established in the Agreement;

(5)	provide insurance coverage for the racks;

(6)	carry out preventive maintenance and repairs of the racks;

(7)	provide packaging materials for the products; and

(8)	deliver products to and collect products from the Warehouse according to the terms and conditions set forth in the Agreement.

(b)	Onelogistic further undertakes to:

(1)	receive products from Netshoes at the Warehouse according to the procedures set forth in the Agreement;

(2)	store and keep products in good condition;

(3)	carry out cyclical and yearly inventory checks;

(4)	keep the Warehouse in excellent condition;

(5)	execute all administrative activities necessary for the performance of the Agreement;

(6)	maintain operating staff as agreed upon by the parties;

(7)	provide Netshoes with necessary documentation for administrative control;

(8)	prepare products for delivery in accordance with the terms set forth in the Agreement and additional instructions provided by Netshoes; and

(9)	obtain and keep all necessary permits and licenses necessary for the furnishing of logistics services at the Warehouse.

9.	Liability

(a)	Insurance: Netshoes represents that it holds an insurance policy to cover products and its own equipment located at the Warehouse and releases Onelogistic from any liability arising from an event of loss, irrespective of the insurance policy that Onelogistic is required to keep to fulfill its obligations under the Agreement. Onelogistic represents that it holds an insurance policy covering civil liability for a combined sum of twenty-five million Mexican pesos.

(b)	Limited liability: Onelogistic shall be liable to Netshoes in the event of willful intent, negligence or bad faith.

10.	Inspections and Audits

(a)	Inspection: Netshoes shall have the right to inspect, at any time, without prior notification, the Warehouse, products, materials, inventory systems, and to access all documents and information related to the procedures defined in the Agreement. Further, in general, Netshoes has the right to inspect the operations of Onelogistic in providing logistics services.

(b)	Audit: Netshoes may review and audit product inventories. Onelogistic shall be responsible for any inventory discrepancy, including the cost of replacement of products, if any.

11.	Miscellaneous

(a)	Intellectual property and confidentiality: Netshoes and Onelogistic agree that the technology used by them to carry out the operations under the Agreement, including patents, models, designs, trade secrets, distinctive signs, copyright and other intellectual property, shall remain the property of their creator. The Agreement shall not constitute a general license to use any technology, software or intellectual property, unless expressly established in the Agreement. The parties undertake not to use, copy, reproduce, alter or modify the contents or operation of any of these items. Netshoes and Onelogistic agree that neither they nor their employees may reveal, market, hand over or sell any information related to the Agreement.

(b)	Assignment of rights: Netshoes and Onelogistic may not assign, transmit or modify the rights deriving from the Agreement, in part or in full without prior authorization in writing.

(c)	Governing law and jurisdiction: Netshoes and Onelogistic agree to submit to the competent courts of Mexico City, Federal District, and to the laws in force therein, for the solution of any controversy arising out of the Agreement.